EXHIBIT 5.1

LAW OFFICES OF

HAROLD P. GEWERTER, ESQ., LTD.

Harold P. Gewerter, Esq.

Elaine A. Dowling, Esq.

October 16, 2014

Board of Directors

Benaiah Holdings Group, Inc.

8337 Vermilion Dr.

Charlotte, NC 28215

Re:

Registration Statement on Form S-1 for Benaiah Holdings Group, Inc., a Nevada

corporation (the "Company")

Dear Ladies and Gentlemen:

I have acted a counsel to the company in regards to the above referenced filing. This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of 1,000,000 shares for direct public sale of the Company's common stock, no par value, to be sold by the issuer and 291,000 shares by selling shareholders, common stock, no par value, both at $0.04, per share.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.

The Certificate of Incorporation of the Company;

ii.

The Registration Statement and the Exhibits thereto; and

iii.

Such other documents and matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

5536 S. Ft. Apache #102, Las Vegas, Nevada 89148

Telephone: (702) 382-1714 ♦ Facsimile: (702) 382-1759

Email: harold@gewerterlaw.com

Re: Benaiah Holdings Group, Inc.

October 14, 2014

Based on the foregoing, I am of the opinion that the Shares will upon the effectiveness of the registration and the issuance of the shares be duly and validly issued, duly authorized and are fully paid and non-assessable.

This opinion is limited to federal and Nevada law, including all applicable statutory provisions of the law and the reported judicial decisions interpreting such laws, as in effect on the date of the effectiveness of the registration statement.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel "in the prospectus comprising part of the Registration Statement.

Sincerely yours,

HAROLD P. GEWERTER, ESQ., LTD.

/s/ Harold P. Gewerter

Harold P. Gewerter, Esq.

5536 S. Ft. Apache #102, Las Vegas, Nevada 89148

Telephone: (702) 382-1714 ♦ Facsimile: (702) 382-1759

Email: harold@gewerterlaw.com